EXHIBIT 10.29

From:

Bruker Invest AG, a stock company, organized under the laws of Switzerland, having its registered office at Industriestrasse 26, Fallenden, CH-8117, Switzerland and registered with the Commercial register of canton Zurich under the number CHE-100.756.943 (the “Promisor”);

To:

Tecfin S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L – 2449 Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B216066 (the “Beneficiary”)

Strictly Private and Confidential

December 23, 2023

Re: Put Option

Dear Sirs:

Reference is made to our recent discussions relating to the contemplated acquisition of, directly or indirectly, all the issued interests in the share capital of TecInvest S.à. r.l, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Trade and Companies Register of Luxembourg (Registre de Commerce et des Sociétés de Luxembourg) under number B 194689 which currently holds a majority stake in the EliTech group; collectively with all related transactions as contemplated under the Share Purchase Agreement and notably the Pre-Closing Reorganizations (as such term is defined in the Share Purchase Agreement) described in Annex 6.1 of the Share Purchase Agreement to be implemented by the Beneficiary at or prior to Closing, the “Transaction”.

The Promisor acknowledges that before the Beneficiary and the other Sellers are in a position to take any decision to enter into any binding agreement with respect to the contemplated Transaction, the French Works Council (as defined below) must be informed of and consulted with respect to the contemplated Transaction, and (ii) the Dutch Works Council (as defined below) must be informed of and requested for its advice in connection with one step of the Carve-Out Reorganization (as such term is defined in the Share Purchase Agreement), being the acquisition of 100% of the shares in Elitech Group B.V. by TecFin S.à.r.l. from ELITechGroup Benelux B.V.

This letter agreement (the “Put Option Agreement”) sets forth the Promisor’s irrevocable commitment to acquire all the Transferred Securities on the terms and subject to the conditions set forth in (i) a Share Purchase Agreement (including any and all schedules hereto) in the final and agreed form attached hereto as Annex I (the “Share Purchase Agreement”) and (ii) a Warranty Agreement (including any and all schedules hereto) in the final and agreed form attached hereto as Annex II (the “Warranty Agreement”, together with the Share Purchase Agreement, the “Transaction Agreements”).

Concomitantly with the execution of the Put Option Agreement by all its Parties, the Promisor shall secure an insurance policy for the benefit of it and/or the Promisor’s group to cover losses arising in respect of any breach of and claim in relation to the Business Representations set forth in the Warranty Agreement (the “W&I Insurance”).

Capitalized terms used in this Put Option Agreement and not otherwise defined shall have the meanings ascribed thereto in the form of Share Purchase Agreement attached hereto.

1.
PUT OPTION
1.1.
The Promisor hereby irrevocably undertakes to sign and deliver the Transaction Agreements on the Execution Date, subject to:
(a)
the sending by the Beneficiary to the Promisor, in accordance with the terms of this Put Option Agreement, of a notice (in accordance with the notice provisions set forth in Section 10.11 of the Share Purchase Agreement) of the Sellers’ decision to sell the Transferred Securities to the Purchaser (under the terms and conditions of the Transaction Agreements), such notice setting forth the date and location (the "Execution Date") on which the Promisor shall sign and deliver the Transaction Agreements to the Beneficiary (the “Put Option” and the notice of such decision being referred to as the "Execution Notice"); provided that the proposed Execution Date set forth in the Execution Notice shall be a Business Day no less than four (4) Business Days and no more than ten (10) Business Days after the delivery of the Execution Notice; and
(b)
the concomitant execution by the Beneficiary, Christoph Gauer, Eliman 1 and Eliman 2 of the Transaction Agreements; and
(c)
the delivery by the Beneficiary of the Execution Bring Down Certificate in accordance with Section 4.2 hereof.
1.2.
The Put Option can only be exercised by delivery of an Execution Notice by the Beneficiary prior to the Put Option Expiry Time.
1.3.
In case of delivery of an Execution Notice and execution of the Transaction Agreements by the Beneficiary, the sale of the Transferred Securities will be deemed perfected and definitive on the terms and subject only to the conditions precedent set forth in the Share Purchase Agreement, and all terms of the Transaction Agreements shall be deemed to apply to the parties thereto (as well as all the Sellers) and the Promisor shall be bound to purchase the Transferred Securities for the consideration and on the other terms and subject to the conditions precedent set forth in the Share Purchase Agreement (notwithstanding any failure on the part of the Promisor to execute and deliver the Transaction Agreements if the conditions above are satisfied).
1.4.
If the Beneficiary and the other Sellers sign and deliver the Transaction Agreements and the Promisor does not execute the Transaction Agreements at the date and location specified in the Execution Notice in accordance with this Section 1, the Beneficiary shall also be entitled to terminate this Put Option Agreement, without the need for prior notice (“mise en demeure préalable”), by delivering written notice to such effect to the Promisor.
1.5.
This Put Option Agreement shall automatically terminate upon the execution and delivery of the Transaction Agreements by the Beneficiary, the other Sellers and the Promisor.
1.6.
The Put Option will enter into force on the date hereof (the "Put Option Date"), and, unless this Put Option Agreement is terminated prior to such time in accordance with its terms, shall remain valid until the earlier of:
(a)
11:59 p.m. (Paris time) on the tenth (10th) Business Day after the Consultation Process Completion Date (as defined below); and

(b)
11:59 p.m. (Paris time) on the first Business Day following the date which is four (4) months after the date hereof;

(such earlier time being the "Put Option Expiry Time").

1.7.
This Put Option Agreement shall automatically terminate on the Put Option Expiry Time if, prior to the Put Option Expiry Time, the Beneficiary does not exercise the Put Option in accordance with the terms hereof.
1.8.
The parties acknowledge that the Put Option is irrevocable until the Put Option Expiry Time and further acknowledge that the Put Option is a promesse unilatérale governed by article 1124 of the French Civil Code and does not constitute an offer (offre) governed by article 1114 et seq of the French Civil Code.
1.9.
The Promisor acknowledges that the Beneficiary is a party to this Put Option Agreement solely in order to, in its own name and on behalf of the other Sellers, (i) accept the benefit of the Put Option as an option and of the other representations, warranties and covenants of the Promisor hereunder and to (ii) be bound by the covenants hereunder. The Promisor further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by the Beneficiary, the other Sellers or any of its Affiliates to sell to the Promisor or any of its Affiliates all or part of the Transferred Securities or to be bound by any obligation of any nature whatsoever in connection with the contemplated Transaction (other than those obligations set forth in this Put Option Agreement).
2.
CONSULTATION PROCESS

The Promisor acknowledges that before the Beneficiary and the other Sellers are in a position to take any decision to enter into any binding agreement with respect to the Transaction:

-
in accordance with Article L. 2312-8 of the French Labor Code, the social and economic committee of the Elitech economic and social unit (the "French Works Council") must be informed and consulted in connection with the contemplated Transaction (the information and consultation described above being referred to herein as the "French Consultation Process"); and
-
in accordance with Article 25 of the Dutch Works Councils Act (Wet op de Ondernemingsraden), the Dutch works council at the level of Elitech Group B.V. (the "Dutch Works Council") must be informed and requested for its advice (the "Dutch Consultation Process" together with the French Consultation Process, the "Consultation Process") in connection with one step of the Carve-Out Reorganization, being the acquisition of 100% of the shares in Elitech Group B.V. by TecFin S.à.r.l. from ELITechGroup Benelux B.V. (the "Contemplated Decision”).

For the purposes of this Put Option Agreement, the Consultation Process shall be deemed completed on the "Consultation Process Completion Date" which shall mean the date on which both (i) the French Works Council has been informed and consulted in connection with the contemplated Transaction pursuant to Article L. 2312-8 of the French Labor Code, as such date is described in Section 2.1(a), and (ii) the Dutch Works Council has been informed and requested for its advice in connection with the Contemplated Decision pursuant to Article 25 of the Dutch Works Councils Act (Wet op de Ondernemingsraden), as such date is described in Section 2.1(b).

2.1.
French Consultation Process

2.1.1.
For the purposes of this Put Option Agreement, the French Consultation Process is completed on the earlier date of:
(i)
the date of the meeting during which, following information and consultation in accordance with applicable laws and regulations, the French Works Council will have delivered a final express opinion (either positive or negative) regarding the Transaction, or
(ii)
failing a final express opinion from the French Works Council, the date on which the French Works Council is deemed to have rendered an opinion in accordance with applicable laws, and in particular pursuant to Articles R. 2312-5 and R. 2312-6 of the French Labor Code.
2.1.2.
Within two (2) Business Days following the completion of the French Consultation Process, the Beneficiary shall notify the Promisor of such completion (with the copy of the formal opinion, as the case may be).
2.1.3.
The Beneficiary agrees and undertakes to:
(i)
procure that a convening notice for the first meeting of the French Works Council be sent within fifteen (15) Business Days of the Put Option Date (subject to having received from the Promisor adequate information as reasonably required for the drafting of the note d’information to be provided to the French Works Council) for such meeting to be held as soon as practicable and no later than five (5) Business Days after the date of such convening notice;
(ii)
use commercially reasonably efforts to obtain an option (either positive or negative) from the French Works Council in relation to the Transaction in accordance with applicable laws and regulations as soon as reasonably practicable following the date on which the French Consultation Process has been initiated;
(iii)
provide the Promisor with the draft of the note d’information to be submitted to the French Works Council as soon as reasonably practicable to enable the Promisor to review and comment as soon as reasonably practicable after the date of communication by the Beneficiary to the Promisor of such draft as well as drafts of each other written document to be provided to the French Works Council;
(iv)
keep the Promisor regularly informed on the progress and outcome of the French Consultation Process, including by providing to the Promisor, as soon as reasonably practicable, (i) a copy of notices or other written communications made to or received from the French Works Council and (ii) updates on the meetings held with the French Works Council as part of the French Consultation Process;
(v)
ensure that the labor law advisors of the Promisor are reasonably associated with the labor law advisors of the Beneficiary in the monitoring of the French Consultation Process; and
(vi)
within two (2) Business Days following the completion of the French Consultation Process, provide the Promisor with a copy of the formal opinion delivered and signed by the French Works Council.
2.1.4.
The Promisor agrees that it shall, and shall cause its Affiliates to:

(i)
to the extent available, provide all presentations and other information reasonably requested in connection with the French Consultation Process, including any document or information relating to the Promisor's group or its strategy which the Beneficiary, the French Works Council, or any expert appointed by the French Works Council (as applicable), may reasonably request (including, if so requested, a document setting forth the structure chart of the Promisor, its Affiliates and its and their ultimate shareholders, their background and history, including past investments in the same industry, if any, and their plans for the Acquired Companies);
(ii)
procure that senior representatives of the Promisor and its Affiliates attend the French Works Council meetings, upon reasonable prior request made by the Beneficiary, and meet with the relevant employees and employee representatives where and when (upon reasonable prior notice) requested by the French Works Council; and
(iii)
more generally, provide all reasonable assistance and cooperation with a view to completing the French Consultation Process in a timely fashion.
2.1.5.
No agreement with the French Works Council nor any communication or commitment whatsoever to the French Works Council shall be made regarding the Promisor or its Affiliates’ intentions, without the Promisor’s prior written consent.
2.2.
Dutch Consultation Process
2.2.1.
For the purpose of this Put Option Agreement, the Dutch Consultation Process shall be deemed to have been completed in relation to the Contemplated Decision by complying with and completing the relevant notification, consultation or advice procedures as required by Dutch law, provided that the Dutch Consultation Process shall be deemed to have been complied with and satisfactorily completed upon the Beneficiary or Elitech Group B.V. receiving from the Dutch Works Council:
(i)
an unconditional advice (positive or neutral) on the Contemplated Decision; or
(ii)
an advice with conditions reasonably acceptable to the Beneficiary and the Promisor, it being understood that the Beneficiary and the Promisor agree that any discussions or negotiations with the Dutch Works Council shall be conducted in good faith with the aim to achieve an outcome satisfactory to the Beneficiary, the Promisor and the Dutch Works Council and that the Beneficiary will not be in any case obligated to agree to any alterations to the Contemplated Decision proposed by the Dutch Works Council; or
(iii)
an unconditional and irrevocable waiver in writing of its right to render advice on the Contemplated Decision; or
(iv)
to the extent none of the situations described under paragraphs 2.2.1(i), 2.2.1(ii) and 2.2.1(iii) above occur, the adoption of a resolution by the Beneficiary after good faith negotiations with the Promisor taking into account the Dutch Works Council's advice in respect of the Contemplated Decision, that deviates from the Dutch Works Council's advice, and is followed by:
(a)
receipt by the Beneficiary or Elitech Group B.V. from the Dutch Works Council of an unconditional and irrevocable waiver in writing of the applicable waiting period in accordance with article 25(6) of the Dutch Works Councils Act and its right to initiate legal proceedings pursuant to Dutch law; or

(b)
the expiry of the applicable waiting period pursuant to article 25(6) of the Dutch Works Councils Act, without the Dutch Works Council having initiated legal proceedings pursuant to Dutch law; or
(c)
legal proceedings initiated by the Dutch Works Council (a) which are dismissed by a court of competent jurisdiction, or (b) which are followed by a judgment allowing the Beneficiary and the Promisor to execute the Contemplated Decision, or (c) the proceedings have otherwise been terminated in a manner that the Contemplated Decision can proceed in compliance with the Dutch Works Councils Act under conditions acceptable to the Beneficiary and the Promisor
2.2.2.
In the cases described in Sections 2.2.1(i) and 2.2.1(ii), the Beneficiary shall have adopted a resolution in respect of the Contemplated Decision that is in accordance with the Dutch Works Council’s advice, or in the case described in Section 2.2.1(iii), the Beneficiary shall have adopted a resolution in respect of the Contemplated Decision for which advice was requested.
2.2.3.
Within two (2) Business Days following the completion of the Dutch Consultation Process, the Beneficiary shall notify the Promisor of such completion.
2.2.4.
The Beneficiary shall, in consultation with Elitech Group B.V., initiate the Dutch Consultation Process with reasonable promptness after the Put Option Date with a view to obtaining the advice of the Dutch Works Council as soon as reasonably possible and shall also:
(i)
provide the Promisor with the draft of the request for advice to be submitted to the Dutch Works Council as soon as reasonably practicable to enable the Promisor to review and comment as soon as reasonably practicable after the date of communication by the Beneficiary to the Promisor of the draft;
(ii)
consider the comments of the Promisor received on the draft of the request for advice that it deems reasonable and if no comments have been received from the Promisor within two (2) Business Days after the date of communication by the Beneficiary to the Promisor of the draft, the Beneficiary shall submit the draft of the request for advice, as shared with the Promisor, to the Dutch Works Council;
(iii)
procure that the request for advice is submitted to the Dutch Works Council as soon as possible, but in any event within fifteen (15) Business Days following the Put Option Date;
(iv)
provide that the labor law advisors of the Promisor are reasonably associated with the labor law advisors of the Beneficiary in the Dutch Consultation Process;
(v)
inform the Promisor of the status and progress of the Dutch Consultation Process on a regular basis and in any event as soon as practicable notify the Promisor in case the Dutch Works Council raises any material request, commitment or condition in the context of the Dutch Consultation Process and in case any other material development takes place; and
(vi)
provide the Promisor with a copy of the request for advice and any other written communications exchanged with the Dutch Works Council in the context of the Dutch Consultation Process, whereby the Beneficiary, acting reasonably, may redact business secrets and other confidential information in respect of the Beneficiary and its Affiliates.

2.2.5.
The Promisor (and its Affiliates) shall:
(i)
upon written request of the Beneficiary (taking into account the timelines set out in Section 2.2.4), procure that as soon as reasonably practicable after the Put Option Date, but no later than five (5) Business Days after such request of the Beneficiary, provide to the Beneficiary all information and documentation available within the Promisor's Group that is reasonably necessary to make or supplement the request for advice;
(ii)
not initiate contact with the Dutch Works Council and its advisors nor make any public statements or communications with, or making any statements to, the Dutch Works Council without the Beneficiary’s prior written consent; and
(iii)
participate in meetings, phone calls or correspondence that are reasonably requested by the Dutch Works Council to the extent deemed appropriate by the Beneficiary.
2.2.6.
The Beneficiary and the Promisor shall (and shall cause their respective Affiliates), both prior to and after receipt of the Dutch Works Council's advice, use their reasonable efforts to:
(i)
take any such action as may reasonably be requested by the Dutch Works Council, to the extent required to satisfy the Dutch Consultation Process and the Promisor shall participate (upon reasonable prior request of the Dutch Works Council subject to reasonable prior notice) in meetings with the Dutch Works Council;
(ii)
co-operate with and as promptly as practicable provide all necessary information and assistance reasonably required by the Dutch Works Council, including (but not limited to) any document or information relating to the Promisor's group or its strategy to the extent available and not confidential; and
(iii)
discuss in good faith to expeditiously resolve any relevant issues raised by the Dutch Works Council.
2.2.7.
To the extent that any commitments or arrangements to be agreed with the Dutch Works Council would impose obligations or restrictions:
(i)
on the Beneficiary or any other member of the Beneficiary’s Group that would have a material negative impact on the Beneficiary or any of its Affiliates, such arrangements are subject to the Beneficiary’s prior approval, which approval may not be unreasonably withheld or delayed; or
(ii)
on the Promisor or any other member of the Promisor’s Group (including the Group Companies) that would have a material negative impact on the Promisor or such member of the Promisor’s Group (including the Group Companies), such arrangements are subject to the Promisor’s prior approval, which approval may not be unreasonably withheld or delayed.
3.
REQUIRED REGULATORY CLEARANCES
3.1.
Upon entry into force of this Put Option Agreement, the Promisor shall initiate the process to obtain the Required Regulatory Clearances as soon as possible as from the Put Option Date and no later than January 31, 2024 with respect to the Required Antitrust Clearances and no later than February 16, 2024 with respect to the Required Foreign Investment Clearances, provided that any required information in the possession of the Beneficiary or the Group Companies was made available prior to or as soon as reasonably practicable after the Put Option Date.

3.2.
Such process shall be managed under the conditions set out in Section 3.2 of the Share Purchase Agreement, as if such Section of the Share Purchase Agreement had been set forth in full in this Put Option Agreement, mutatis mutandis, and as if references in such Section to the "Agreement", the "Parties", the "Purchaser", the "Sellers" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the Put Option Date.
3.3.
In the event that all or part of the filings referred to in Section 3.1 of the Share Purchase Agreement are made prior to the execution and delivery of the Share Purchase Agreement by the Promisor and the Beneficiary, Section 3.1 of the Share Purchase Agreement shall be modified to reflect such fact.
3.4.
If the Promisor fails to make (or cause to be made) on a timely basis the filings required to be made by the Promisor or its Affiliates pursuant to Section 3.1 of the Share Purchase Agreement (as if such Section had been set forth in this Put Option Agreement, mutatis mutandis, pursuant to the terms of this Section 3), the Beneficiary shall be entitled to terminate this Put Option Agreement, without the need for a prior notice ("mise en demeure préalable"), by delivering written notice to such effect to the Promisor.
3.5.
In the event that a Required Regulatory Clearance is expressly denied by a final non appealable decision of a competent Governmental Authority prior to the Put Option Expiry Time, the Beneficiary shall be entitled to terminate this Put Option Agreement unless such eventuality shall be due to the breach by the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Sellers, without the need for a prior notice ("mise en demeure préalable"), by delivering written notice to such effect to the Promisor.
4.
INTERIM PERIOD
4.1.
During the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) the Put Option Expiry Time, the Beneficiary shall procure that the Sellers and/or the Sellers’ Agent shall comply with the obligations of the Sellers set forth in Section 6.2 (Ordinary Course of Business), 6.3 (Specific Undertakings) and 6.7 (Interest rate period fixing for Existing Indebtedness) of the Share Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in this Section to the "Agreement", the "Parties", the "Purchaser", the "Sellers" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the date of this Put Option Agreement.
4.2.
No earlier than two (2) Business Days prior to the Execution Date and no later than one (1) Business Day prior to the Execution Date, the Sellers shall review the Business Representations and shall inquire each other and the persons listed in Annex B-2 to the Warranty Agreement in order to disclose the exceptions to the Business Representations that reflect any facts, events or matters that have occurred between the Put Option Date (included) and the Execution Date (excluded) and which render any of the Business Representations not being correct or complete as of the Execution Date ("Execution Bring Down of Disclosures"). The Sellers’ Agent shall, in the name and on behalf of the Sellers, disclose the results of the Execution Bring Down of Disclosures by executing and delivering to the Promisor an “execution bring down disclosure certificate”, a draft of which is attached as Annex III hereto either (i) confirming that the Business Representations are still correct and complete as of the

Execution Date or (ii) specifying in reasonable detail the facts, events and circumstances which render the Business Representations not being correct and complete as of the Execution Date (the "Execution Bring Down Certificate"). For the avoidance of doubt, (i) any Execution Bring Down of Disclosures made in the Execution Bring Down Certificate shall qualify any Business Representation made as at the Execution Date and (ii) the Execution Bring Down Certificate shall not limit Seller(s)’ liability for any breach of a representation given by the Sellers on the Put Option Date.

The Beneficiary will provide the Promisor with a draft of the Execution Bring Down Certificate three (3) Business Days prior to the Closing Date to afford the Promisor the opportunity to review and discuss with the Sellers and the Company the draft Execution Bring Down Certificate.

5.
EXCLUSIVITY
5.1.
In consideration for our undertakings hereunder, during the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) the expiry of a twelve (12)-month period as from the Put Option Date (the "Exclusivity Period"), the Beneficiary shall not, and shall procure that none of its Affiliates and/or the Sellers (including any Acquired Company) shall, directly or indirectly (including through their professional advisors or representatives):
(i)
solicit, initiate, or knowingly encourage (including by way of furnishing any information concerning the shares, business, properties or assets of any of the Acquired Companies or any of their subsidiaries to any Person (other than with respect to Group Companies which are subject to the Pre-Closing Reorganizations)) any inquiries or the making of any proposal that constitutes any Alternative Proposal (as defined below);
(ii)
enter into in, encourage or continue or otherwise participate in any discussions or any negotiations with any Person with respect to any Alternative Proposal; or
(iii)
enter into or approve any agreement with respect to any Alternative Proposal.
5.2.
For purposes of this Put Option Letter, the term “Alternative Proposal” means (other than with respect to Group Companies which are subject to the Pre-Closing Reorganizations) (i) any acquisition or purchase by any Person, directly or indirectly, any class of outstanding voting or equity securities of any of the Acquired Companies or any of their subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving any of the Acquired Companies or any of their subsidiaries, or (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of any of the Acquired Companies or any of their subsidiaries.
5.3.
For the avoidance of doubt, it is specified that the provisions of this Section 5 shall survive the termination of the Put Option Agreement until the end of the Exclusivity Period.

6.
REPRESENTATIONS AND WARRANTIES
6.1.
The Beneficiary hereby gives, in its name, the representations and warranties to the Promisor (i) in accordance with the terms of Article 4 (Representations and Warranties of the Sellers) of the Share Purchase Agreement (in respect of the Fundamental Representations), and (ii) subject to the subscription to the W&I Insurance on the Put Option Date in accordance with the provisions of Section 8.4 of the Share Purchase Agreement which shall apply mutatis mutandis and solely for purposes of such subscription, in accordance with Article III (Representations and Warranties) of the Warranty Agreement (in respect of the Business Representations), as of the Put Option Date, as if such representations and warranties were incorporated herein in full and as if references in such Sections to the "Agreement", the "Parties", the "Purchaser", the "Sellers" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the Put Option Date. The Beneficiary further agrees that the foregoing representations and warranties shall remain correct and complete on the Execution Date subject to the Execution Bring Down Certificate. Such representations and warranties shall be qualified by the exceptions set forth in the Share Purchase Agreement or the Warranty Agreement, as the case may be, in accordance with and subject to their terms.
6.2.
The Promisor hereby gives to the Beneficiary the representations and warranties and acknowledgements of the Promisor set forth in Article 5 (Representations and Warranties of the Purchaser) of the Share Purchase Agreement as of the Put Option Date, as if such representations, warranties and acknowledgements were incorporated herein in full and as if references in such Sections to the "Agreement", the "Parties", the "Purchaser", the "Sellers" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the Put Option Date.
7.
TERMINATION
7.1.
This Put Option Agreement shall terminate on the earlier of:
(i)
the Execution Date (subject to the execution and delivery of the Share Purchase Agreement and the Warranty Agreement by the Promisor and the Sellers);
(ii)
the Put Option Expiry Time, if the Put Option has not been exercised.
7.2.
This Put Option Agreement may be terminated by the mutual written consent of the Promisor and the Beneficiary.
8.
CONFIDENTIALITY
8.1.
The terms of this Put Option Agreement are confidential and subject to Section 10.5 (Confidentiality) of the Share Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the Put Option Date, and as if references in such article to the "Agreement", the "Parties", the "Purchaser", the "Seller" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the Put Option Date.

8.2.
Notwithstanding the foregoing, the parties acknowledge and approve the disclosure of the existence of the Put Option and its contents (i) by a press release to be issued by the Promisor and the Beneficiary following execution of this Put Option Agreement on a date and in a form to be agreed in good faith between the Promisor and the Beneficiary, and (ii) to the French Works Council, the Dutch Works Council and the employees in the context of either the French Consultation Process or the Dutch Consultation Process.
9.
MISCELLANEOUS
9.1.
Within five (5) Business Days of the Put Option Date, the Beneficiary provided the Promisor with two (2) secured USB drives on which all the documents made available in the Data Room have been uploaded.
9.2.
The Promisor expressly acknowledges and agrees that the Beneficiary may seek specific performance (exécution forcée en nature) in the event of a breach by the Promisor of its obligations under this Put Option Agreement or the Share Purchase Agreement in accordance with the provisions of article 1221 of the French Civil Code. The Promisor further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code and, to the extent necessary, consequently waives its right to invoke such manifest disproportion in connection with such specific performance.
9.3.
The Promisor acknowledges and agrees that, without prejudice to Section 2 above, the Put Option is definitive and irrevocable and that it cannot be withdrawn in any circumstance (either prior to or after the sending of an Execution Notice). To the extent that it is necessary, the Promisor hereby declares that it gives its final and irrevocable consent to the purchase of the Transferred Securities pursuant to the exercise of the Put Option and subject to the terms and conditions of the Share Purchase Agreement. Consequently, the Promisor may not withdraw (rétracter) the Put Option for any reason whatsoever before the Put Option Expiry Time, and hereby acknowledges and accepts that any such withdrawal (rétractation), or any other similar action or intervention before such time, shall be null and void and of no effect.
9.4.
The Promisor expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code to terminate this Put Option Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code to claim that this Put Option Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction or the transactions contemplated hereby having terminated, lapsed or being ineffective for any reason whatsoever, and (iii) any right it may have under article 1195 of the French Civil Code and fully assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article, and accordingly no termination, lapse or variation of this Put Option Agreement (or any agreement or document entered into in connection with this Put Option Agreement) shall be permitted on the grounds of such provisions of the French Civil Code.
9.5.
Each of the Beneficiary and the Promisor hereby expressly waives the provisions of article 1190 of the French Civil Code.
9.6.
This Put Option Agreement (and any of the rights, interests or obligations hereunder) may not be assigned by either of the parties without the prior written consent of the other party, and may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

9.7.
This Put Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Put Option Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Put Option Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
9.8.
Sections 1.3(b) to (d) (Principles of Interpretation), 10.6 (Costs and Expenses) and 10.11 (Notices) and 10.19 (Governing Law and Submission to Jurisdiction) of the Share Purchase Agreement shall be incorporated herein in full as if the same were in effect on the Put Option Date and as if references in such Sections to the "Agreement", the "Parties", the "Purchaser", the "Seller" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Promisor, the Beneficiary and the Put Option Date.
9.9.
Upon termination of the Put Option in accordance with the terms hereof, the Beneficiary and the Promisor shall be released from their respective obligations hereunder other than pursuant to Section 5 (Exclusivity), Section 8 (Confidentiality) and Section 9 (Miscellaneous), except that nothing herein shall relieve the Promisor and the Beneficiary from liability for any antecedent breach of this Put Option Agreement and provided that any such termination shall be without prejudice to all other rights and remedies available to the Beneficiary, including the right to claim for damages.

Please acknowledge your receipt of this Put Option Agreement, and your acceptance of the benefit of the Put Option as an option to require the Promisor to purchase the Transferred Securities in accordance with the terms hereof (which may be exercised by you at your discretion and option), by countersigning this Put Option Agreement and the enclosed copy hereof in the space set forth below and returning one copy to us.

Yours faithfully,

BRUKER INVEST AG

By: /s/ JUERGEN SREGA_

Name: Mr. Juergen Srega

Title: Duly authorized

Acknowledged and agreed as of the date first set forth above:

TECFIN S.A.R.L.

By /s/ STEFANO DRAGO__

Name: Mr. Stefano Drago

Title: Class B Manager (Gérant de catégorie B)

By: /s/ BENJAMIN MATHU___

Name: Mr. Benjamin Mathu

Title: Class A Manager (Gérant de catégorie A)

Annex I

SHARE PURCHASE AGREEMENT

Annex II

WARRANTY AGREEMENT